FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PulteGroup Names Ryan Marshall as Company President and
Harmon Smith as Chief Operating Officer

ATLANTA, Feb. 15, 2016 -- PulteGroup, Inc. (NYSE: PHM) announced today that Ryan Marshall has been named President of the Company and Harmon Smith has been named Chief Operating Officer, effective immediately. Mr. Marshall previously was Executive Vice President of Homebuilding Operations, and Mr. Smith previously was Executive Vice President of Field Operations. Richard J. Dugas, Jr. remains Chairman and CEO of the Company.

In his new role as President, Mr. Marshall is responsible for PulteGroup’s homebuilding operations and its marketing and strategy departments with P&L responsibility for approximately 90% of the Company. Mr. Marshall will continue to report to Richard Dugas. As Chief Operating Officer, Mr. Smith will continue overseeing day-to-day homebuilding operations, while now managing additional functions including new home sales, architectural services and purchasing. Mr. Smith will report to Mr. Marshall.

“I am extremely pleased and proud to announce the promotions of Ryan to President of PulteGroup and Harmon to Chief Operating Officer," said Mr. Dugas. “Both have made important contributions to PulteGroup over the past several years and have distinguished themselves as leaders. I look forward to working even more closely with them as PulteGroup continues to focus on growing its revenues and earnings, while generating high returns on invested capital and consistently returning funds to shareholders."

Additional Information on Ryan R. Marshall

Mr. Marshall, 41, previously served as Executive Vice President of Homebuilding Operations for PulteGroup, in which he was responsible for all facets of the Company’s homebuilding and sales operations. Over more than 13 years with the organization, he has overseen various financial and operating functions within PulteGroup, with responsibilities including financial reporting, land acquisition and strategic market risk and opportunity analysis. Prior to his role as Executive Vice President of Homebuilding Operations, he was Area President for the Company’s Southeast Area. Other previous roles included Area President for Florida, Division President in both South Florida and Orlando, and Area Vice President of Finance. Mr. Marshall received a BA in accounting from the University of Utah and an MBA from Arizona State University.

Additional Information on Harmon D. Smith

Mr. Smith, 52, previously served as Executive Vice President of Field Operations for PulteGroup. He joined the company in 1989, and subsequently held various leadership positions, including Area President for the Company’s Great Lakes Area, Gulf Coast Area and Texas Area and was Division President for the DiVosta division in South Florida. Prior to being promoted to Division President, Mr. Smith held various financial and managerial positions with the Company, including Director of Investor Relations. Mr. Smith received a BBA in accounting from Stephen F. Austin State University and an MBA from The University of Texas at Austin. He is also a Certified Public Accountant.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes and John Wieland Homes and Neighborhoods, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com and www.jwhomes.com.

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